Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors of Pope MGP, Inc.
Pope Resources, A Delaware Limited Partnership:

We consent to the incorporation by reference in the registration statement (No. 333‑128245) on Form S-8 of Pope Resources, A Delaware Limited Partnership of our reports dated February 28, 2020, with respect to the consolidated balance sheets of Pope Resources, A Delaware Limited Partnership and subsidiaries, as of December 31, 2019 and 2018, the related consolidated statements of comprehensive income (loss), partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of Pope Resources, A Delaware Limited Partnership.
Our report on the consolidated financial statements refers to a change in the method of accounting for revenue recognition effective January 1, 2018 due to the adoption of ASC 606, Revenue from Contracts with Customers.

(signed) KPMG LLP

Seattle, Washington
February 28, 2020